Exhibit 107

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other (2)	1,500,000	$102.97	$154,455,000	0.00014760	$22,797.56

Total Offering Amounts							$22,797.56

Total Fee Offsets							$0

Net Fee Due							$22,797.56

(1)	This registration statement on Form S-8 covers (i) 1,500,000 shares of common stock, par value $0.01 per share (“Common Stock”) of Ryman Hospitality Properties, Inc. (the “Registrant”) issuable pursuant to the Ryman Hospitality Properties, Inc. 2024 Omnibus Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for purposes of calculating the registration fee. The price is calculated on the basis of the average of the high and low prices of the Registrant’s shares of Common Stock on May 2, 2024, as reported on the New York Stock Exchange.